Exhibit 10.1

Transition Services, Separation and Release Agreement

This Transition Services, Separation and Release Agreement (“Agreement”) is entered into by and between Fox Factory Holding Company, a Delaware Corporation (“Company”) and Zvi Glasman, an individual resident of California (“Executive”) as of October 2 2019 (“Effective Date“). The Company and Executive shall collectively be referred to as the “Parties.”
WHEREAS, Executive has been employed by the Company as Chief Financial Officer (“CFO”) pursuant to the terms and conditions of the employment agreement by and between the Company and Executive dated July 22, 2013 (“Employment Agreement”);
WHEREAS, Executive currently holds the following Company equity (“Company Equity”):

Date of Grant	Form of Equity	Number of Shares/Units	Vesting Start Date	Vested	Unvested	Final Vesting Date
2.27.17	RSU	55,600	2.27.18	37,067	18,533	2.27.20
WHEREAS, Executive has tendered his resignation from the position of CFO effective as of November 1, 2019;
WHEREAS the Company and Executive desire that Executive provide additional transition services in a non-executive capacity for the period between November 1, 2019 and February 28, 2020 (“Transition Period”) as set forth herein; and
WHEREAS, this Agreement sets forth the terms and conditions regarding Executive’s employment with the Company during the Transition Period, and the terms and conditions regarding the termination of the services of Executive upon termination of the Transition Period.
NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company agree as follows:
1.CFO Employment Period. Executive shall continue to be employed as the Company’s CFO reporting to the Company’s Chief Executive Officer (“CEO”) subject to the terms of the Employment Agreement through 11:59 pm on November 1, 2019. As of 12:00 am on November 2, 2019, Executive shall have resigned his position as an officer of the Company and shall no longer serve as the Company’s CFO (the “Transition Date”).
2.Transition Period. As of the Transition Date, Executive shall remain a full-time employee of the Company in a non-executive role and shall provide transition and support services as mutually agreed upon between the CEO and Executive prior to the termination of the Transition Period.
1.Exclusive Services. During the term of this Agreement Executive shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, independent contractor or otherwise, promote, participate or engage in any activity or other business which competes with the Company’s current or known future business operations.

2.Policies, Rules and Regulations. At all times during the Transition Period, Executive agrees to continue to observe and comply with the Company’s written rules and regulations, and Executive shall remain subject to and shall comply with the Company’s Employee Code of Conduct and all Company policies, including but not limited to the Company’s policy prohibiting discrimination and sexual harassment, the Company’s Insider Trading Policy, the Company’s Incentive Compensation Recoupment Policy and the Material Obligations set forth in Section 11 herein.
3.Compensation and Benefits During the Transition Period.
1.Base Pay. The Company shall continue to pay Executive his current base annual salary payable in accordance with Company’s standard payroll schedule subject to applicable taxes and withholding. Executive shall not be entitled to any increase in his annual compensation during the Transition Period.
2.Performance Bonus. Executive shall be eligible for the 2019 Annual Performance Bonus if he remains employed through January 3, 2020. The 2019 Performance Bonus shall be calculated in accordance with Executive’s Employment Agreement and be paid according to the Company’s standard payroll procedures, subject to applicable tax and withholding. Executive shall not be eligible for or entitled to the 2020 annual Performance Bonus or any pro rata amount thereof.
3.Equity. Executive shall continue to vest in his unvested shares of Company Equity pursuant to the terms of the applicable equity agreements and the Company’s 2013 Omnibus Equity Plan
4.(“Equity Plan”) through the Separation Date. Any unvested shares of Company Equity as of the Separation Date shall be forfeited in accordance with the applicable equity agreements and the Equity Plan.
5.Other Benefits. Executive shall be entitled to continue to participate in the Company’s current benefit plans during the Transition Period, subject to the eligibility and enrollment requirements of such plans.
4.Termination of the Transition Period.
1.The Transition Period shall terminate upon earliest to occur of the following: “Separation Date”):
(a)11: 59 pm on February 28, 2020
(b)Termination for Cause (as defined below)
(c)Executive’s Death
(d)Executive’s voluntary resignation prior to February 28, 2020
2.Definitions:
(a) “Cause” means:
(i)Executive’s material breach of any provision of this Agreement that if curable remains uncured for 10 calendar days following written notice of such breach;

(ii)Any act of personal dishonesty taken by Executive in connection with Executive’s responsibilities as an employee and intended to result in material personal enrichment of Executive;
(iii)Executive, has been grossly negligent or engaged in willful or gross misconduct in the performance of Executive's duties;
(iv)Executive has committed, or has been convicted of fraud, acts of moral turpitude, embezzlement, theft, or dishonesty or other criminal conduct (other than minor motor vehicle offenses that do not or would not constitute a felony); or
(v)Executive habitually misuses alcohol or any non-prescribed drug or intoxicant and such misuse materially interferes with the performance of Executive duties to the Company.
(vi)“Disability” means Executive’s inability prior to November 1, 2019, to perform the essential functions of his position, with or without reasonable accommodation.
5.Payments upon Termination of the Transition Period.
1.Accrued Obligations. As of the Separation Date the Company shall pay Executive previously accrued but unpaid or unused compensation, including but not limited to, Base Salary earned through the Separation Date, and accrued but unpaid PTO less applicable taxes and withholding (the “Accrued Obligations”).
2.Termination for Cause, Death or Disability.
(a)In the event the Transition Period is terminated for Cause, Executive shall be entitled to the Accrued Obligations through the termination date Event and no other amounts set forth in this Section 5.
(b)In the event the Transition Period is terminated due to Executive’s death (other than by suicide) or Disability, Executive (or Executive’s estate in the event of death) shall be entitled to the Accrued Obligations and Executive’s 2019 annual Performance Bonus payable in accordance with the Company’s normal payroll procedures and subject to applicable tax and withholding.
3.Termination between January 3, 2019 and February 28, 2020. In the event the Transition Period is terminated between December 31, 2019 and February 28, 2020, Executive shall receive the Accrued Obligations, and the 2019 annual Performance Bonus to which he is entitled, paid no later than March 15, 2020, in accordance with the Company’s standard payroll procedures subject to applicable withholding taxes and other deductions authorized by Executive.
6.Release Consideration.
1.Agreement Release. In exchange for his continued employment through the Transition Period pursuant to the terms set forth herein, Executive agrees to: (a) execute this Agreement providing his release of claims against the Released Parties, as defined below (“Agreement Release”); (b) sign and return this Agreement (in care of, and addressed to the attention of Dale A. Silvia as set forth in Section 15 of this Agreement) within twenty-one (21) calendar days from the date the Agreement is presented to Executive; (c) not revoke the Agreement Release as provided in Section 12.3 below; and (d) otherwise comply with the Material Obligations set forth in Section 11 of this Agreement.

2.Final Release Consideration. Executive further agrees to execute a second release as of the Separation Date (“Final Release”) in consideration for payment of One-Thousand Dollars ($1,000) (“Final Release Payment”). To be eligible to receive the Final Release Payment, Executive must: (a) sign and return the Final Release (in care of, and addressed to the attention of Dale A. Silvia as set forth in Section 15 of this Agreement) within twenty-one (21) calendar days from the date the Final Release is presented to Executive, (b) not revoke the Final Release under the terms of the Final Release, and (c) otherwise comply with the Material Obligations set forth in Section 11 of this Agreement.
Executive acknowledges that the consideration for the Agreement Release and the Final Release are sufficient consideration provided to him in return for his execution of this Agreement and the Final Release and that he would not otherwise be entitled to such consideration.
7.COBRA. Except in the event Executive’s employment is terminated for Cause, upon the Separation Date, Executive’s coverage under the Company’s group health plan shall terminate in accordance with the terms of such Plan. To the extent required under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”) or, if applicable, state insurance laws, and permitted under the Company's current group health insurance policies, Executive shall be eligible to continue his group health insurance benefits. Executive has been, or will be, provided with a notice describing his rights and obligations under COBRA. If Executive and/or Executive’s eligible family members elect to continue group health insurance, and upon notification to the Company of such election, the Company shall pay for Executive’s continuation of coverage through the earliest of December 31, 2020 or the date Executive acquires any other health coverage.
8.No Other Compensation or Benefits. Executive acknowledges that, except as expressly provided in this Agreement, Executive has not earned, is not owed, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, variable compensation/commission, or profit sharing), severance, or benefits prior to, on or after the Separation Date, with the exception of any vested benefits Executive may have under the express terms of a written ERISA-qualified benefit plan (e.g., the 401k Plan), and any expenses still owed to Executive. Executive agrees that, within five (5) business days following the Separation Date, Executive will submit his final documented expense reimbursement statement reflecting all business expenses incurred through the Separation Date, if any, for which Executive seeks reimbursement. The Company will reimburse Executive for these expenses pursuant to its regular business practice, but in no event later than twenty-two days following the Separation Date.
9.Acknowledgements. Executive acknowledges: (i) receipt of all compensation and benefits due through the date of this Agreement as a result of services performed for the Company; (ii) Executive has reported to the Company any and all work-related injuries incurred by Executive during employment; (iii) the Company properly provided Executive with any leave of absence because of Executive’s or a family member’s health condition and Executive has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) Executive has had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other Released Parties (as defined below); and (v) Executive has not filed any claim in a civil action or a complaint in an administrative action against the Company, any other Released Parties; or any employee, representative or agent of the Company.

10.Return of Company Property. Upon the Separation Date Executive shall return to the Company any and all Company documents (and all copies thereof) and other Company property in his possession or control, including, but not limited to, Company files, notes, drawings, memoranda, records, business plans and forecasts, reports, proposals, personnel information, financial information, specifications, computer-recorded information, tangible property (laptop computer, cell phone, PDA, etc.), entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). Executive agrees that he will conduct a diligent search to locate any such documents, property and information. If Executive has used any non-Company computer, hard drive, portable flash drive, server, cellular telephone, iPhone, iPod, Blackberry, PDA, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, he agrees to immediately provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems. Executive further agrees to provide the Company access to such systems as requested to verify that the necessary copying and/or deletion is completed. By executing and returning this Agreement, Executive certifies that he will comply with all such obligations to return all Company documents and information regardless of where he has maintained such Company property.
11.Material Obligations.
1.Continuing Obligation to Protect Company’s Proprietary Information. Executive acknowledges that by reason of his position with Company, he was, or may have been, given access to confidential or proprietary information or materials respecting Company’s business affairs, or the business affairs of the Company’s customers, parent, subsidiaries, or affiliates. Such confidential information includes, but is not limited to, the Company’s business strategies, financial results, human resource and personnel documentation, contractual agreements between Company and other individuals or entities, strategies and ideas, compilation of information and records which are owned by Company and which are regularly used in operation of its business, procedures, written descriptions, processes, research projects, protocols or other tangible items and documentation, including computer programs, reports and marketing information. Executive represents that he has held all such information in confidence and will continue to do so. Executive further acknowledges and agrees to comply with his continuing obligations under the Employment Agreement to refrain from disclosing or using, for himself or another, any of the Company’s proprietary trade secret information.
2.Non-Interference; Non-Solicitation. To the fullest extent permitted by law, Executive agrees not to unlawfully interfere with any of the Company's contractual obligations or prospective business opportunities with others. Furthermore, Executive agrees not to use or disclose any of the Company's confidential proprietary or trade secret information. Additionally, Executive agrees, for a period of two (2) years from the Effective Date, not to contact, with the intent to solicit or solicit the business of any client, customer, creditor, or licensee or any current employee of the Company. Executive acknowledges that this Section 11 is a reasonable and necessary measure designed to protect the confidential proprietary and trade secret information of the Company, as well as its employment and business relationships, and does not prejudice Executive in his ability to work in his trade or profession.

12.General Release of Company. In exchange for the Release Consideration provided to Executive pursuant to Section 6 above, to which Executive would not otherwise be entitled, Executive hereby generally and completely releases (“General Release”) the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, investors and assigns (collectively “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions arising prior to or during the period of Executive’s employment with the Company through the Separation Date (collectively “Released Claims”).
1.Scope of Release. The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to Executive’s employment with the Company, or the separation thereof; (b) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract (oral or written), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including but not limited to claims for fraud, misrepresentation, defamation, negligence, invasion of privacy, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, failure to accommodate, attorneys’ fees, or other claims arising under any federal or state statutes or local ordinances, including but not limited to the Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990 (as amended), the Age Discrimination in Employment Act of 1967 (ADEA”), the Family Medical Leave Act, the California Labor Code, the California Government Code, the California Business & Professions Code, and the California Fair Employment & Housing Act.
2.Waiver of Unknown Claims. EXECUTIVE UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release set forth in this Agreement, which includes claims which may be unknown to Executive at present, Executive acknowledges that he has read and understands Section 1542 of the California Civil Code, which reads as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to Executive’s release of claims herein, including but not limited to the release of unknown and unsuspected claims.

3.ADEA Waiver. Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the Age Discrimination in Employment Act, or ADEA (“ADEA Waiver”), and that the consideration given for this ADEA Waiver is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that Executive has been advised, as required by the ADEA, that: (a) his ADEA Waiver does not apply to any rights or claims that may arise after the date that he signs this Agreement; (b) Executive has been advised of his right to consult with an attorney prior to signing this Agreement; (c) Executive has twenty-one (21) days to consider this Agreement (although Executive may choose to waive that period and voluntarily sign this Agreement earlier), and Executive acknowledges that any modification, material or otherwise, made to this Agreement does not restart or extend in any manner the 21-day consideration period; (d) Executive has seven (7) days following the date Executive signs this Agreement to revoke the ADEA Waiver (by providing written notice of revocation to the Company in accordance with Section 16 below by 5:00 p.m. on the seventh (7th) day following the date on which Executive signs this Agreement); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after the date that this Agreement is executed, provided that Executive does not revoke it.
4.Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (“Excluded Claims”): (a) any rights or claims for defense or indemnification Executive may have pursuant to any written indemnification agreement with the Company to which Executive is a party, under the Company’s certificate of incorporation or bylaws, as amended to date, or under applicable law or any applicable directors’ and officers’ liability insurance policy; (b) any rights or claims Executive may have as a stockholder of the Company; and (c) any rights or claims under this Agreement.
13.No Interference with Rights. Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the Separation Date, (iii) that may arise after Executive signs this Agreement, (iv) for reimbursement of expenses under the Company’s expense reimbursement policies, or (v) which cannot be released by private agreement. In addition, nothing in this Agreement including but not limited to the acknowledgments, release of claims, proprietary information, confidentiality, and cooperation provisions, (i) waives Executive’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when Executive has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, (ii) limits or affects Executive’s right to challenge the validity of this Agreement under the ADEA or the OWBPA, (iii) prevents Executive from communicating with, filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, or any other any federal, state or local agency charged with the enforcement of any laws, including providing documents or any other information, or (iv) limits Executive from exercising rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Agreement Executive waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Executive or on Executive’s behalf by any third party, except for any right Executive may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or otherwise where prohibited.
14.Good Faith Cooperation and Assistance. Executive agrees to provide good faith cooperation and assistance as reasonably requested by the Board to ensure a smooth transition to the successor CFO of the Company, including, but not limited to, providing requested information relevant to the business of the Company in a timely manner and Executive’s availability for consultation upon reasonable request.

15.Notices. Any notice, consent, waiver, and other communication under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given and received (a) if mailed by registered or certified mail, three business days after deposit in the United States mail, postage prepaid, return receipt requested; (b) upon confirmation of a receipt of a facsimile transmission; (c) if hand delivered, upon delivery against receipt or upon refusal to accept the notice; (d) if delivered by a recognized overnight courier, one business day after deposit with such courier, postage prepaid, in each case, addressed to such Party at the address set forth below or at the most recent address specified through written notice under this provision; or (e) if delivered via email, upon confirmation of receipt. Failure to conform to the requirement that mailing be done by registered mail or certified mail shall not defeat the effectiveness of notice actually received by the addressee. Unless otherwise provided for in this Agreement, notices should be sent to the following addresses:

If to the Executive:    Zvi Glasman
Address on File.

To the Company:    Fox Factory Holding Corp.
6634 Hwy. 53
Braselton, GA 30517
Attn: Chief Human Resources Officer
Facsimile: 706.243.4622

16.Arbitration. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE ANY RIGHTS THAT THEY MAY HAVE TO A JURY TRIAL FOR ANY SUCH DISPUTES, CONTROVERSIES OR CLAIMS. In the event of any dispute arising under or including any provisions of this Agreement, Executive and the Company agree to submit the dispute to binding arbitration before a mutually agreed upon arbitrator in accordance with the Federal Arbitration Act (“FAA”), 9 U.S.C. § 1, et seq. Disputes between the Parties that may not be subject to pre-dispute arbitration agreement as provided by an Act of Congress are excluded from the coverage of this Agreement. The arbitration shall be conducted in [INSERT CITY OR COUNTY], California by JAMS, Inc. (“JAMS”) or its successors, under JAMS’ then applicable rules. A neutral arbitrator shall be selected by both parties, and shall: (a) have the authority to compel adequate discovery for the resolution of the dispute; (b) have the authority to award monetary damages and any and all other remedies that would be available in court, governed by the substantive laws of the State of California; and (c) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The parties shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law; provided, however, that either party may seek to obtain injunctive relief in court to prevent irreparable harm pending the conclusion of arbitration. Each party will pay the fees for their own counsel, subject to any remedies to which that party may later be entitled under this Agreement or applicable law. However, in all cases where required by law, the Company will pay the Arbitrator's and arbitration fees. If under applicable law the Company is not required to pay all the Arbitrator's and/or arbitration fees, such fee(s) will be apportioned between the parties in accordance with said applicable law, and any disputes in that regard will be resolved by the Arbitrator. The decision of the Arbitrator shall be final and binding on the parties. Nothing in this Section will prohibit the parties in the future from mutually agreeing to alternative methods of dispute resolution such as mutually agreed non-binding mediation before a mutually agreed mediator or other methods of dispute resolution prior to initiating arbitration under this Section; provided however that no party shall be deemed to be obligated to agree to such alternative dispute resolution mechanisms in lieu of the provisions of this Section 16.

17.Controlling Law. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of California. The Company and Executive agree that the language in this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, either of the Parties.
18.Severability. Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency, arbitrator, or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.
19.Entire Agreement. This Agreement, the applicable Company equity documents and the Final Release shall constitute the entire agreement and understanding between the Executive and the Company with respect to the subject matter hereof, and fully supersedes all prior and contemporaneous negotiations, understandings, representations, writings, discussions and/or agreements, whether oral or written, pertaining to or concerning the subject matter of this Agreement, including but not limited to the Employment Agreement. No oral statements or other prior written materials, not specifically incorporated into this Agreement shall be of any force or effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated into this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by Executive and the Company.
20.Disclaimer of Reliance. Except for the specific representations expressly made by the Company in this Agreement, Executive specifically disclaims that Executive is relying upon or relied upon on any communications, promises, statements, inducements, or representation(s) that may have been made, oral or written, regarding the subject matter of this Agreement. The Parties represent that they are relying solely and only on their own judgment in entering into this Agreement.
21.No Admission of Liability. Each of the Parties acknowledges that neither this Agreement, nor payment of any consideration pursuant to this Agreement, shall be taken or construed to be an admission or concession of any kind with respect to any alleged liabilities, all of which are expressly denied by the Released Parties.
22.Waiver of California Civil Code Section 1654. Each of the Parties has had the opportunity to obtain advice of legal counsel prior to the execution of this Agreement, and understands fully the contents hereof. Therefore, this Agreement shall not be construed to have been drafted by any one Party and the Parties expressly waive the provisions of California Civil Code §1654 to the extent that it requires an ambiguity to be interpreted against the drafting party.
23.Attorney’s Fees. Each Party shall bear its/his own attorney’s fees in the preparation and review of this Agreement. Should suit or action be instituted to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its/his costs and reasonable attorney’s fees.

24.No Waiver. This Agreement may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Executive and the Company. Failure to exercise and/or delay in exercising any right, power or privilege in this Agreement shall not operate as a waiver. No waiver of any breach of any provision shall be deemed to be a waiver or any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between Executive and the Company.
25.Captions. All Section captions are for reference only and shall not be considered in construing this Agreement.
26.Counterparts. This Agreement may be executed by the Parties in multiple counterparts, whether or not all signatories appear on these counterparts (including via electronic signatures, and exchange of PDF documents via email), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date(s) set forth herein below.

COMPANY:
FOX FACTORY HOLDING CORP.
By: /s/ Dale A. Silvia
Its: Chief Human Resources Officer

EXECUTIVE:
/s/ Zvi Glasman
Zvi Glasman